[ENERSYS LETTERHEAD]

JOHN D. CRAIG
Chairman, President & CEO

April 13, 2005

Mr. Michael T. Philion
529 Briarwood Drive
Elverson PA 19607

Dear Mike:

With reference to your employment agreement (the "Employment Agreement") with EnerSys Delaware Inc., f/k/a Yuasa, Inc., (the "Company"), dated November 9, 2000, pursuant to which you are currently employed as Executive Vice President Finance and Chief Financial Officer of the Company, we confirm that your salary as set forth in Section 3 of the Employment Agreement is increased to $344,000.00, effective as of April 1, 2005.

Except as expressly set forth in the letter, the Employment Agreement shall remain in full force and effect.

ENERSYS DELAWARE INC.
By:	/s/ John D. Craig
John D. Craig Chairman, President & Chief Executive Officer